Exhibit 99.1

Net Element Reports Full-Year 2016 Financial Results and Provides Business Update

Annual revenue increased 35% to $54.3 million for 2016 from $40.2 million in 2015.

MIAMI, FL – April 1, 2017 - Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), a provider of global multi-channel payment technology solutions and value-added transactional services, today reported financial results for the fiscal year ended December 31, 2016 and provided an update on recent strategic and operational initiatives.

Conference Call:

The Company will host a conference call to discuss 2016 financial results and business highlights on April 3, 2017 at 8:30 AM ET. The conference call can be accessed live over the phone by dialing +1 (877) 303-9858, or for international callers +1 (408) 337-0139, and referencing conference code 1118558. It is recommended that participants dial in approximately 10 minutes prior to the start of the 8:30AM Eastern call.

The call will also be webcast live from http://edge.media-server.com/m/p/36p8bop3 . Following completion of the call, a recorded replay of the webcast will be available on the www.netelement.com/en/ir website.

2016 Full Year Results:

●	Total US Dollar volume processed globally in 2016 exceeded $2.45 billion, an increase of 40% compared to $1.75 billion in 2015.

●	Total transactions processed for 2016 exceeded 187 million, an increase of 16% compared to 161 million in 2015.

●	Revenues increased to $54.3 million, an increase of 35% compared to $40.2 million in 2015.
●	United States accounted for 78% of our total revenue, while international revenues were 22% of our total revenues.

The $14.0 million increase in revenues is primarily due to organic revenue growth in North American Transaction Solutions. Online Solutions also posted a strong year over year increase (PayOnline acquired May 2015):

●	North American Transaction Solutions segment: Continued organic growth of SMB merchants with emphasis on value-added offerings. Revenues for this segment were $42.1 million, a 54% increase over the prior year.

●	Online Solutions. Continued organic growth of international merchants in this segment with expansion to international growth markets. Revenues for this segment were $6.2 million, a 63% increase over the prior year.

●	Mobile Solutions segment: Revenues for this segment were $6 million, a 34% decrease over the prior year. We continue to explore financing options for this business as well as expansion to markets that do not require us to advance capital to content providers prior to getting paid from mobile network operators.

“I am pleased to say 2016 was a successful year for Net Element. Our achievements provided growth, and positioned us for continued success as we continue to expand our global transaction services in the United States and select international markets” commented Oleg Firer, CEO of Net Element.

2016 Significant Achievements:

Recognitions

●	Net Element named one of the fastest growing technology companies in South Florida Business Journal’s 2016 Technology Awards

●	PayOnline was named the best processing gateway in 2016 by Tagline

●	PayOnline recognized for its payment services by Markswebb Rank & Report, ranked as a Top 5 payment acceptance company

New Partnerships

●	Esquire Bank (US) - this multi-year contract includes transaction clearing services and sponsorship to payment networks

●	Merrick Bank (US) - On November 1, 2016, we moved all of our processing that utilized BMO Harris Bank for clearing to Merrick Bank

●	Mashreqbank (UAE) - this new partnership expands Net Element’s processing capabilities in the region

●	Round Bank (RU) - under this collaboration agreement, we integrated the first 70 online merchants to the PayOnline platform

Geographical Expansion

●	Continued expansion into Central Asia

●	Launched payment processing and mobile payments in Azerbaijan

Product Launches

●	Launched payment acceptance module for Telegram instant messenger application

●	Launched proprietary gift card software application for Smart Payment Terminals

●	PayOnline payments module became available for popular e-commerce and CMS platforms

●	PayOnline introduced a new multi-channel payment interface based on the user experience of more than 10 million shoppers

●	Unified Payments launched Mobile Point of Sale for Apple’s iOS

●	Launched fully integrated omni-channel gift and loyalty platform

●	Launched Aptito in Russia, aiming to lead in the underserved POS software market

●	Released Aptito POS solution for retail stores with inventory management and analytics

●	Launched SalesCentral On-the-Go to expedite merchant approval and boarding

Key New Relationships

●	Dunkin’ Donuts became a client in Russia; PayOnline enabled online ordering and payments acceptance

●	ExLine became a client in Kazakhstan; PayOnline enabled secure online payments for Kazakhstan’s market-leading courier service

●	ESET NOD32, one of the world’s leaders in the field of anti-virus software, became a client of PayOnline in Kazakhstan

●	Digital Provider enabled mobile payments at Vnukovo Airport; full integration with the airport’s infrastructure

●	Sony Brand Stores became a client of PayOnline in Russia

Capital

●	During 2016, we were successful in raising capital utilizing debt exchange and equity financing instruments

Results of Operations for the Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

We reported a net loss attributable to common stockholders of $13.5 million, or $1.03 loss per share, for the year ended December 31, 2016 as compared to a net loss attributable to common stockholders of $14.8 million, or $2.32 per share, for the year ended December 31, 2015. Our net loss from operations for the years ended December 31, 2016 and 2015 are discussed further below.

Adjusting for non-cash compensation and other non-recurring items, we have a non-GAAP adjusted net loss attributable to common stockholders of $7.9 million or $0.60 loss per share, for the year ended December 31, 2016 as compared to a non-GAAP adjusted net loss attributable to common stockholders of $11.3 million or $1.77 loss per share, for the year ended December 31, 2015. The net loss attributable to common stockholders for 2015 includes preferred stock dividends paid in the amount of $1.6 million.

The following table sets forth our sources of revenues, cost of revenues and gross margins for the years ended December 31, 2016 and 2015.

	Twelve		Twelve
	Months Ended		Months Ended		Increase/
Source of Revenues	December 31, 2016	Mix	December 31, 2015	Mix	(Decrease)

North American Transaction Solutions	$42,130,901	78%	$27,388,598	68%	$14,742,303
Mobile Solutions	5,933,281	11%	9,043,705	22%	(3,110,424)
Online Solutions	6,222,677	11%	3,803,059	10%	2,419,618
Total	$54,286,859	100%	$40,235,362	100%	$14,051,497

	Twelve		Twelve
	Months Ended	% of	Months Ended	% of	Increase /
Cost of Revenues	December 31, 2016	revenues	December 31, 2015	revenues	(Decrease)

North American Transaction Solutions	$36,342,465	86%	$23,497,808	86%	$12,844,657
Mobile Solutions	5,287,960	89%	8,124,763	90%	(2,836,803)
Online Solutions	4,077,816	66%	2,354,644	62%	1,723,172
Total	$45,708,241	84%	$33,977,215	84%	$11,731,026

	Twelve		Twelve
	Months Ended	% of	Months Ended	% of	Increase /
Gross Margin	December 31, 2016	revenues	December 31, 2015	revenues	(Decrease)

North American Transaction Solutions	$5,788,436	14%	$3,890,790	14%	$1,897,646
Mobile Solutions	645,321	11%	918,942	10%	(273,621)
Online Solutions	2,144,861	34%	1,448,415	38%	696,446
Total	$8,578,618	16%	$6,258,147	16%	$2,320,471

Revenues consist primarily of service fees from transaction processing. Revenues were $54.3 million for the year ended December 31, 2016 as compared to $40.2 million for the year ended December 31, 2015. The increase in revenues is primarily due to organic growth of merchants in our North America Transaction Solutions segment. This was partially offset by a $3.1 million decrease primarily from our Mobile Solutions branded content. During May of 2015, we acquired and began consolidating revenues from our Online Solutions segment, consisting of PayOnline. Additionally, we began generating revenues for branded content in our Mobile Solutions segment during the quarter ending September 30, 2015. Branded content revenues are presented gross versus net fees recorded for all other mobile business.

Cost of revenues represents direct costs of generating revenues, including commissions, mobile operator fees, purchases of short numbers, interchange expense and processing fees. Cost of revenues for the twelve months ended December 31, 2016 were $45.7 million as compared to $34.0 million for the twelve months ended December 31, 2015. The year over year increase in cost of revenues of $11.7 million was due to a $12.8 million increase due to increased North American Transaction Solutions volume. There was also a $1.7 million increase in cost of revenues resulting from Online Solutions segment (PayOnline) as 2015 was only a partial year since business was acquired in May 20, 2015. This was offset by a $2.8 million decrease in Mobile Solutions costs of revenues.

Gross Margin for the twelve months ended December 31, 2016 was $8.6 million or 16% of net revenue, as compared to $6.3 million or 16% of net revenue, for the twelve months ended December 31, 2015. The primary reasons margin percentages stayed the same was an increase in net revenue from our North American Transaction Solutions and Online Solutions segments. This was offset by a $0.3 million decrease in gross margin from our Mobile Solutions segment.

The components of our general and administrative expenses are discussed below.

General and administrative expenses for the years ended December 31, 2016 and 2015 consisted of operating expenses not otherwise delineated in our Consolidated Statements of Operations and Comprehensive Loss, including non-cash compensation expense, salaries and benefits, professional fees, rent, filing fees and other expenses required to run our business, as follows:

Twelve months ended December 31, 2016

Category	North America Transaction Solutions	Mobile Solutions	Online Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$1,302,547	$450,306	$637,181	$2,012,655	$4,402,689
Professional fees	542,681	10,835	888,174	1,273,150	2,714,840
Rent	-	3,996	140,789	421,548	566,333
Business development	36,923	4,966	123,046	13,354	178,289
Travel expense	191,848	11,435	23,606	119,904	346,793
Filing fees	-	-	-	82,560	82,560
Transaction (gains) losses	49	(408,425)	44,738	(376,906)	(740,544)
Other expenses	529,281	(52,189)	145,854	623,977	1,246,924
Total	$2,603,329	$20,924	$2,003,388	$4,170,242	$8,797,883

Twelve months ended December 31, 2015

Category	North America Transaction Solutions	Mobile Solutions	Online Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$904,447	$405,910	$332,961	$2,172,923	$3,816,241
Professional fees	465,680	12,326	789,197	2,296,682	3,563,885
Rent	3,438	3,439	74,945	393,986	475,808
Business development	31,661	780	77,074	-	109,515
Travel expense	170,578	23,806	24,844	102,928	322,156
Filing fees	-	-	-	100,001	100,001
Transaction (gains) losses	-	68,713	(69,480)	(76,327)	(77,094)
Other expenses	507,002	523,451	46,231	(76,719)	999,965
Total	$2,082,806	$1,038,425	$1,275,772	$4,913,474	$9,310,477

Transaction gains and losses represent changes in exchange rates between our functional currency and the foreign currency in which the transaction is denominated. Excluding transaction gains, our general and administrative expenses were relatively flat to that of prior year despite large increases in revenues.

Non-cash compensation expense was $3.5 million for the year ended December 31, 2016 as compared to $4.3 million for the year ended December 31, 2015. Non-cash compensation for 2016 and 2015 was primarily due to incentive stock and options granted to our employees.

We recorded a provision for bad debts in the amount of $1.7 million for the year ended December 31, 2016, compared to provision for bad debts of $0.7 million for the year ended December 31, 2015. For the twelve months ended December 31, 2016 we recorded a loss provision which was primarily comprised of $1.3 million in net ACH rejects, attributable to the normal course of our North America Transaction Solutions segment, and a $0.4 million loss provision, which was to reserve for potential losses on accounts receivable from our Mobile Solutions business. For the twelve months ended December 31, 2015 we recorded a loss provision which was primarily comprised of $0.8 million in ACH rejects, attributable to the normal course of our North America Transaction Solutions segment, offset by a $0.1 million net bad debt recovery from our Mobile Solutions segment.

Depreciation and amortization expense consists primarily of the amortization of merchant portfolios, trademarks and domain names plus depreciation expense on fixed assets, client acquisition costs, capitalized software expenses and employee non-compete agreements. Depreciation and amortization expense was $3.5 million for the year ended December 31, 2016 as compared to $2.5 million for the year ended December 31, 2015. The primary reason for the $1.0 million increase is $0.8 million increase attributed to Online Solutions segment, primarily because we took a full year’s depreciation in 2016 versus a partial year in 2015. We purchased PayOnline in May of 2015. In addition, we had a $0.3 million increase in North American Transaction Solutions due to increased customer acquisition costs, offset by $0.1 million amortization decrease as many of our merchant portfolios became fully amortized during 2015.

Interest expense was $1.5 million for the year ended December 31, 2016 as compared to $3.6 million for the year ended December 31, 2015, representing a decrease of $2.1 million as follows:

Funding Source	Twelve months ended December 31, 2016	Twelve months ended December 31, 2015	Increase / (Decrease)
Convertible Notes Payable	$-	$3,027,354	$(3,027,354)
MBF Notes	61,325	-	61,325
RBL Notes	1,282,439	513,994	768,445
Other	120,069	34,350	85,719
Total	$1,463,833	$3,575,698	$(2,111,865)

Interest for 2016 was primarily attributed to RBL Notes. Of the $1.3 million in interest attributable to the RBL Notes, $0.8 million represented non-cash charges attributed to discounts from the market value of our common stock that was issued in exchange for the debt. In addition, $0.5 million resulted from the payment of interest on the notes. Other interest consisted primarily of $0.1 million due to a third party relating to payment installments on the PayOnline stock price guarantee obligation, offset by interest earned by our Mobile Solutions segment.

Interest for 2015 was primarily attributed to corporate indebtedness, of which $3 million was due to the accretion of interest on the debt discounts attributed to the convertible notes that were extinguished during the fourth quarter of 2015. Additionally, $0.5 million of interest was attributable to our RBL Notes.

During 2016, we recorded a $ 3.7 million loss from stock value guarantee and other charges from PayOnline acquisition, related to Online Solutions segment. This loss includes a stock price guarantee charge in the amount of $ 2.2 million plus accrued interest, from the PayOnline acquisition agreement make-whole provision (arising from a decrease in the stock value purchase consideration paid) and a reserve for merchant liabilities assumed in the amount of $ 1.4 million pursuant to an amendment to the PayOnline acquisition agreement. Included in other income was a gain of $0.5 million from the transfer and settlement of merchant reserves.

During 2015, we recorded a loss on the change in fair value on the beneficial conversion derivative related to convertible preferred stock and the related note payable in the amount of $27.0 million. During the fourth quarter, we extinguished the note payable and convertible preferred stock and recognized a $28.0 million gain on these extinguishments which were attributable to our corporate expenses.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with United States generally accepted accounting principles ("GAAP"), the Company provides additional non-GAAP measures of its operating results by disclosing its adjusted net loss. Adjusted net loss is calculated as net loss attributable to Net Element, Inc. common shareholders excluding non-cash share based compensation and other non-recurring items. Net Element discloses this amount on an aggregate and per share basis. Historically, we began this reconciliation calculation with Net Loss (for our 2015 annual results) and Net Loss attributable to Net Element, Inc. stockholders (for our 2016 quarterly results) but we now start with Net Loss Attributable to Net Element, Inc. common stockholders in order to present more comparable earnings per share numbers. Adjustments to the net loss presented remain the same under all scenarios. These measures meet the definition of non-GAAP financial measures. The Company believes that application of these non-GAAP financial measures is appropriate to enhance the understanding of its historical performance through use of a metric that seeks to normalize period-to-period earnings.

Pursuant to Regulation G promulgated by the Securities and Exchange Commission, a reconciliation of the non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the twelve months ended December 31, 2016 and 2015 is presented in the following Non-GAAP Financial Measures Table.

	GAAP	Share-based Compensation	Fair Value Adjustment from PayOnline Acquisition	Adjusted Non-GAAP
Twelve Months Ended December 31, 2016
Net loss attributable to Net Element, Inc. common stockholders	$(13,487,537)	$3,463,435	$2,162,861	$(7,861,241)
Basic and diluted (loss) earnings per share	$(1.03)	$0.27	$0.17	$(0.60)
Basic and diluted shares used in computing earnings per share	13,058,009			13,058,009

	GAAP	Share-based Compensation	Derivative Activity and Debt Extinguishment	Adjusted Non-GAAP
Twelve Months Ended December 31, 2015
Net loss attributable to Net Element, Inc. common stockholders	$(14,838,704)	$4,306,304	$(811,484)	$(11,343,884)
Basic and diluted (loss) earnings per share	$(2.32)	$0.67	$(0.13)	$(1.77)
Basic and diluted shares used in computing earnings per share	6,391,120			6,391,120

NET ELEMENT, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash	$621,635	$1,025,747
Accounts receivable, net	7,126,429	5,198,993
Prepaid expenses and other assets	1,467,897	1,106,016
Total current assets, net	9,215,961	7,330,756
Fixed assets, net	117,295	162,123
Intangible assets, net	3,589,850	5,423,880
Goodwill	9,643,752	9,643,752
Other long term assets	742,810	353,050
Total assets	23,309,668	22,913,561

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	7,510,113	5,858,837
Accrued expenses	5,518,823	2,975,066
Deferred revenue	1,355,972	743,910
Notes payable (current portion)	808,976	518,437
Due to related parties	299,004	329,881
Total current liabilities	15,492,888	10,426,131
Notes payable (net of current portion)	3,755,383	3,446,563
Total liabilities	19,248,271	13,872,694

STOCKHOLDERS' EQUITY
Series A Convertible Preferred stock ($.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2016 and December 31, 2015)	-	-
Common stock ($.0001 par value, 400,000,000 shares authorized and 15,353,494 and 11,261,959 shares issued and outstanding at December 31, 2016 and December 31, 2015	1,535	1,126
Paid in capital	163,918,685	154,361,694
Accumulated other comprehensive loss	(2,486,616)	(1,565,822)
Accumulated deficit	(157,442,585)	(143,955,048)
Noncontrolling interest	70,378	198,917
Total stockholders' equity	4,061,397	9,040,867
Total liabilities and stockholders' equity	$23,309,668	$22,913,561

NET ELEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Twelve months ended December 31,
	2016	2015

Net revenues
Service fees	$48,784,855	$31,204,871
Branded content	5,502,004	9,030,491
Total revenues	54,286,859	40,235,362

Costs and expenses:
Cost of service fees	40,521,236	25,858,098
Cost of branded content	5,187,005	8,119,117
General and administrative	8,797,883	9,310,477
Non-cash compensation	3,463,435	4,306,304
Bad debt expense	1,688,237	649,571
Depreciation and amortization	3,466,511	2,513,162
Total costs and operating expenses	63,124,307	50,756,729
Loss from operations	(8,837,448)	(10,521,367)
Interest expense, net	(1,463,833)	(3,575,698)
Loss on change in fair value and settlement of beneficial conversion derivative	-	(26,932,496)
Loss from stock value guarantee and other charges from PayOnline acquisition	(3,722,142)	-
Gain on debt extinguishment	-	27,743,980
Gain on asset disposal	-	40,369
Other income (expense), net	407,347	(82,714)
Net loss before income taxes	(13,616,076)	(13,327,926)
Income taxes	-	-
Net loss	(13,616,076)	(13,327,926)
Net loss attributable to the noncontrolling interest	128,539	74,314
Net loss attributable to Net Element, Inc. stockholders	(13,487,537)	(13,253,612)

Dividends for the benefit of preferred stockholders	-	(1,585,092)

Net loss attributable to Net Element, Inc. common stockholders	(13,487,537)	(14,838,704)

Foreign currency translation	(920,794)	(314,361)
Comprehensive loss attributable to common stockholders	$(14,408,331)	$(15,153,065)

Loss per share - basic and diluted	$(1.03)	$(2.32)

Weighted average number of common shares outstanding - basic and diluted	13,058,009	6,391,120

NET ELEMENT, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Paid in	Stock	Comprehensive	Non-controlling	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Subscription	Income	interest	Deficit	in Assets
Balance December 31, 2014	-	-	4,588,152	$459	$136,693,759	$(1,111,130)	$(1,251,461)	$269,762	$(129,116,344)	$5,485,045
Share based compensation	-	-	401,532	39	4,306,264	-	-	-	-	4,306,303
Preferred shares issued	5,500	5,287,082	-	-	-	-	-	-	-	-
Preferred shares converted to common shares	(5,500)	(5,287,082)	3,376,045	338	9,035,746	-	-	-	-	9,036,084
Preferred share dividends paid	-	-	612,891	61	1,585,031					1,585,092
Shares issued in connection with debt restructuring	-	-	420,805	42	1,346,606	-	-	-	-	1,346,648
Shares issued in exchange for warrants	-	-	250,000	25	(2,679,885)					(2,679,861)
Shares issued and issuable for acquisitions	-	-	476,821	48	3,599,952	-	-	-	-	3,600,000
Repurchase of non-controlling interest	-	-	-	-	(3,489)	-	-	3,469	-	(20)
Shares issued for insider financing	-	-	1,135,713	114	1,588,840	-	-	-	-	1,588,954
Write-off of stock subscription receivable	-	-	-	-	(1,111,130)	1,111,130	-	-	-	-
Net loss	-	-	-	-	-	-	-	(74,314)	(14,838,704)	(14,913,018)
Comprehensive loss - foreign currency translation	-	-	-	-	-	-	(314,361)	-	-	(314,361)
Balance December 31, 2015	-	-	11,261,959	$1,126	$154,361,694	$-	$(1,565,822)	$198,917	$(143,955,048)	$9,040,867
Share based compensation	-	-	1,214,418	121	4,426,996	-	-	-	-	4,427,117
Shares issued and issuable for acquisitions	-	-	65,430	7	134,088		-	-	-	134,095
Shares issued in connection with reverse stock split	-	-	1,801	0	-		-	-	-	0
Shares issued for insider financing	-	-	466,428	47	988,781	-	-	-	-	988,828
Shares issued in connection with debt restructuring	-	-	1,663,401	166	3,288,670	-	-	-	-	3,288,836
Shares issued under ESOUSA agreement	-	-	680,057	68	718,456	-	-	-	-	718,524
Net loss	-	-	-	-	-	-	-	(128,539)	(13,487,537)	(13,616,076)
Comprehensive loss - foreign currency translation	-	-	-	-	-	-	(920,794)	-	-	(920,794)
Balance December 31, 2016	-	-	15,353,494	$1,535	$163,918,685	$-	$(2,486,616)	$70,378	$(157,442,585)	$4,061,397

NET ELEMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015
Cash flows from operating activities
Net loss attributable to Net Element, Inc. stockholders	$(13,487,537)	$(13,253,612)
Adjustments to reconcile net loss to net cash used in operating activities
Noncontrolling interest	(128,539)	(74,309)
Share based compensation	3,463,435	4,306,304
Gain on change in fair value and settlement of beneficial conversion derivative	-	26,932,495
Depreciation and amortization	3,466,510	2,513,162
Non-cash interest	852,408	-
Amortization of deferred revenue	(1,221,177)	-
Amortization of debt discount	-	3,027,354
Provision bad debt expense	500,000	-
Amortization of prepaid costs	967,313
Gain on disposal of fixed asset	-	(40,369)
Gain on debt extinguishment	-	(27,743,980)
Changes in assets and liabilities
Accounts receivable	(2,751,144)	(1,492,183)
Deferred revenue	1,833,239	271,428
Prepaid expenses and other assets	(570,582)	291,631
Accounts payable and accrued expenses	3,797,753	3,571,307
Net cash used in operating activities	(3,278,321)	(1,690,772)

Cash flows from investing activities

Purchase of portfolio and client acquisition costs	(1,319,820)	(878,085)
Sale of portfolio	-	300,000
Acquisition of PayOnline assets, net of cash received	-	(3,195,452)
Purchase of fixed and other assets	(187,089)	(579,209)
Net cash used in investing activities	(1,506,909)	(4,352,746)

Cash flows from financing activities

Proceeds from issuance of preferred stock	-	5,500,000
Proceeds from indebtedness	3,170,540	650,000
Repayment of indebtedness	(71,700)	-
Cash received for issuance of shares and warrants	300,000
Related party advances	1,027,874	331,273
Net cash provided by financing activities	4,426,714	6,481,273

Effect of exchange rate changes on cash	(45,596)	84,649
Net (decrease) increase in cash	(404,112)	522,404

Cash at beginning of year	1,025,747	503,343
Cash at end of year	$621,635	$1,025,747

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$611,625	$548,344
Taxes	$94,718	$74,563

Non-cash activities:
Stock issued in exchange for warrants	$-	$2,679,861
Preferred dividends paid in common stock	$-	$1,585,092
Common share issuance for settlement of unpaid compensation	$1,042,509	$-
Common shares issued for redemption of indebtedness	$2,499,481	$1,346,648
Common shares issued in settlement of advances from board member	$909,285	$-
Common shares issued for acquisition	$-	$3,600,000
Common shares issued upon redemption of preferred shares	$-	$9,036,084

About Net Element

Net Element, Inc. (NASDAQ: NETE) operates a payments-as-a-service transactional and value-added services platform for small to medium enterprise (“SME”) in the US, Russian Federation and other international markets. In the US it aims to grow transactional revenue by innovating SME productivity services such as its cloud based, restaurant point-of-sale solution Aptito. Internationally, Net Element’s strategy is to leverage its omni-channel platform to deliver flexible offerings to emerging markets with diverse banking, regulatory and demographic conditions such as UAE, Kazakhstan, India and Latin America where initiatives have been recently launched. It maintains offices in Miami, FL and in Russia. Further information is available at www.netelement.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, whether Net Element can secure any additional financing, if such additional financing will be adequate to meet the Company's objectives and whether the company will be successful in its endeavors in expanding its global transaction services in the United States and international markets. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) Net Element's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element's ability to successfully expand in existing markets and enter new markets; (iv) Net Element's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element's business; (viii) changes in government licensing and regulation that may adversely affect Net Element's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element's business; (x) Net Element's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K and the subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

Contact:

Net Element, Inc.

media@netelement.com

+1 (786) 923-0502